Exhibit 99.3

Frequently Asked Questions

The details below include employees’ most frequently asked questions about the Noble transaction. Informational updates will be communicated to employees as information becomes available.

1.	Why is Noble creating two separate companies?

As stated in the letter dated September 24 from David Williams, the separation of some of Noble’s assets into a new entity (“SPINCO”) will provide strategic and financial opportunities to the two stand-alone organizations, as well as continued career development opportunities for the employees working for each entity.

2.	How will this affect Noble employees?

We do not expect this transaction to result in a loss of jobs for Noble employees. We expect that employees who do not remain with Noble will be offered a position with SPINCO. Operations should be seamless for rig-specific employees, however, in all cases, Noble policies will continue to govern your employment throughout this process.

3.	What is the expected timing of the transaction?

We expect SPINCO could begin to operate as a separate company as early as the second quarter of 2014. We refer to this as the “Transaction Date”. This timing is subject to the satisfaction of various conditions, including receipt of a tax ruling from the IRS, shareholder approval, an internal legal restructuring and certain regulatory filings, and could change materially.

4.	How will the transaction work?

A transaction like this one is complex and requires many steps to complete. Our current expectation is that the transaction will be executed through the distribution of the shares of the new company (SPINCO) to Noble shareholders in a spin-off that would be tax-free to shareholders. Subject to business, market, regulatory and other conditions, the separation may be preceded by an initial public offering (IPO) of up to 20 percent of the shares of the new company.

The mechanics of this plan, including any potential plans for an IPO, are subject to change. The transaction could also be abandoned at any time.

5.	Will my position be assigned to Noble or SPINCO?

For offshore employees, your employment with Noble or SPINCO will likely be driven by the rig to which you are assigned and should be essentially seamless.

Shore-based employees will receive information about their opportunities in the coming months.

We are currently in the process of designing organization charts for both SPINCO and for Noble and expect to communicate those in the future.

6.	If my job is with SPINCO, when will the change occur?

The change will occur on or before the Transaction Date, currently expected as early as the second quarter of 2014.

7.	Where will I work in the meantime?

Prior to the Transaction Date, Noble will continue to operate as a single company. All employees will continue to work in their current assignments, providing the same level of excellence and safety in their work performance. Employees may be moved within Noble in the ordinary course of business prior to the Transaction Date.

8.	Who will manage SPINCO?

We expect SPINCO’s management will be composed of both current Noble management team members who will transition to SPINCO as well as individuals recruited from outside Noble. While we are not yet in a position to begin announcing who will fill these management positions, we are focused on designing the SPINCO organization and identifying candidates. We are also actively engaged in a process to recruit a CEO and expect that person to be in place well before the Transaction Date.

9.	Is SPINCO the name of the new company?

No, SPINCO will not be the name of the new company. It is simply how we are referring to the new company for the time being. We have engaged a branding and design consultant and we are currently reviewing ideas for the naming of the new company. We will communicate the name at some point in the future.

10.	Will my compensation be affected in the meantime?

We do not expect that Noble’s compensation and benefits programs will change before the Transaction Date. Naturally, there will be normal adjustments and changes to compensation in the ordinary course of business.

11.	If I am assigned to SPINCO, will there be changes to the terms and conditions of my employment?

Before the Transaction Date, all employees assigned to SPINCO will receive an explanation from SPINCO outlining all terms and conditions of employment, including pay and benefits. Specific information about how the transaction impacts different benefits programs (for example, savings plans, stock plans, pension plans, etc.) will be communicated on an individual basis. However, we do not anticipate any material change to your current terms and conditions.

12.	Will my Noble service time be credited by SPINCO for benefits eligibility purposes?

Noble service time will be credited by SPINCO for benefits eligibility purposes.

13.	Can I choose which company to work for?

A seamless transition is key to the success of both Companies and their stakeholders, therefore, each employee’s opportunity will be with the company to which their position is assigned subject to specific company needs, as determined by management.

14.	When will I receive more information?

Further updates will be communicated as details become available. We expect to send periodic updates.

15.	What can I say publicly about this transaction?

The separation of the two companies promises to be a lengthy and involved process. Please keep in mind that per our policy on Public Relations and Communications in Section 3.4.3 of our Administrative Policy Manual, public comments on Noble matters are restricted to our corporate communications department and senior management. Each one of us is restricted in how we can respond to questions from anyone outside the company, including family, friends and neighbors. With regard to your personal communications, please limit any statements strictly to what the company has already disclosed publicly in press releases or filings with the Securities and Exchange Commission (SEC). If you have questions about this, please contact the Noble legal department at +1-281-276-6155.

16.	Who do I speak with concerning the additional questions I have?

We expect that you will have questions that are not answered here. To make sure we are addressing what is most important to you please call +1-713-239-7999 or send an email to inquiries@noblecorp.com. We will respond by phone to your questions as quickly as possible.

Please be sure that both your personal and your business (if applicable) email addresses are updated in Workday or with your Division HR representatives for the most efficient communication.

This document does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Participants in the Solicitation

Noble Corporation and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed separation of the standard specification business. Information about the directors and executive officers of Noble and their ownership of Noble shares is set forth in the definitive proxy statement for Noble’s 2013 annual general meeting, which was filed with the SEC on March 11, 2013, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended.

Investors can obtain more information when the proxy statement relating to shareholder approval of the separation becomes available. This proxy statement, and any other documents filed by Noble with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov or on the Company’s website at www.noblecorp.com. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.